Exhibit 99.1

MCEWEN MINING: Q3 2023 RESULTS

TORONTO, Nov 8th, 2023 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reports its results for the third quarter (Q3) and nine months ended September 30th, 2023.

Operational and Financial Highlights

•	Consolidated GEO production in Q3 improved by 8% compared to both Q2/23 and Q3/22. We produced 38,500 GEOs(1) in Q3, and 104,400 GEOs for the nine months ended September 30th. We reiterate our consolidated production guidance is at the lower end of our range of 150,000 to 170,000 GEOs for the year (see Table 1).

•	We continue to meet safety standards at our 100% owned operations. During Q3, we had no lost-time incidents at our Fox Complex, Gold Bar Mine, and El Gallo operations.

•	In Q3, our Fox Mine Complex performed well, producing 11,200 ounces (oz) gold and remains on track to meet guidance of 42,000 to 48,000 oz gold for the year. Cash costs(4) and AISC per GEO(4) sold for the Fox Complex were $1,078 and $1,288, respectively. We expect annual cash costs(4) per GEO(4) sold to be 10% above of our 2023 guidance. Figure 1 highlights the turnaround in production at Fox that has occurred since 2021.

•	In Q3, the Gold Bar Mine produced 9,500 oz of gold, an increase of 20% compared to Q2/23. Production continues to increase quarterly, though delays from extreme weather and labor constraints during 2023 have impacted our annual outlook. We now expect production from Gold Bar to be between 36,500 to 40,000 oz gold. Cash costs(4) and AISC per GEO(4) sold for the Gold Bar mine were $1,529 and $2,160, respectively. AISC was affected by a $4.5 million sustaining capital investment in a heap leach pad expansion, which was substantially completed during the quarter. Additional mining crews and the completion of our heap leach expansion are expected to result in increased production in Q4/23 (see Figure 2), allowing Gold Bar to quickly realize recoveries on material stockpiled during the last quarter. While this should reduce costs per ounce in the fourth quarter, we still expect the average costs for the year to be 10% to 15% higher than our 2023 guidance.

•	In Q3, the San José Mine produced 17,800 GEOs, an increase of 3% compared to Q2/23 due to a modest improvement in processed tonnes. Our joint venture partner and mine operator, Hochschild Mining, reiterates production guidance of 66,000 to 74,000 GEOs for the year. Cash costs(4) and AISC per GEO(4) sold for San José were $1,445 and $1,953, respectively. We expect costs to remain approximately 15% above 2023 guidance due to additional capital development costs associated with the operator’s revised mine plan.

•	We continue to advance our exploration program at Los Azules aiming to deliver all information required for the feasibility study. During Q3, we completed planning and preparation work for the 2023-2024 drilling campaign, which has a target of 157,000 feet (48,000 meters) and includes additional exploration, infill, geotech, hydrological and hydrogeological drilling. 14 out of a total of 18 to 20 planned drill rigs are currently operating and we have drilled 19,600 feet (6,000 meters) to date. We invested $18.5 million in our Los Azules copper project during Q3 primarily to build a winter camp, further improve our road access, and to construct a logistics facility in San Juan.

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•	Subsequent to the quarter end, McEwen Copper closed financings with Stellantis and Nuton, a Rio Tinto Venture, raising ARS$42 billion (Argentine Pesos) and $10.0 million, respectively, at a price of $26 per share, which implies a market value of $800.0 million for McEwen Copper. As part of these private placements, McEwen Mining received $6.0 million from the sale of 232,000 McEwen Copper common shares. McEwen Copper’s share ownership structure is now: McEwen Mining 47.7%, Stellantis 19.4%, Nuton 14.5%, Rob McEwen 12.9% and 5.5% other shareholders. The implied market value represents a value accretion of $207 million for McEwen Mining (from $175 million to $382 million of implied ownership value), representing a value of $7.48 per fully diluted McEwen Mining share.

•	Consolidated cash and cash equivalents were $49.1 million (of which $47.5 million is to be used towards advancing the Los Azules copper project) and consolidated working capital $72.3 million as of September 30, 2023. We also reported investments of $40.8 million, which consist of liquid securities held in Argentina to mitigate inflation and devaluation risks.

•	In Q3, we reported a gross profit of $3.8 million and cash gross profit(4) of $11.9 million from our 100% owned precious metal operations, compared to a gross profit of $1.5 million and cash gross profit(4) of $5.8 million in Q3/22. Higher revenues driven by a 34% increase in GEOs sold and a 10% increase in realized gold prices led to improvements in gross profit and cash gross profit(4). Including our 49% ownership of the San José Mine, we reported a total cash gross profit(4) of $22.3 million compared with a total cash gross profit(4) of $13.8 million in Q3/22.

•	In Q3, we reported a net loss of $18.5 million, or $0.39 per share, compared to a net loss of $10.5 million, or $0.21 per share in Q3/22. Compared to our gross profit, our net loss was the result of higher year-over-year exploration and advanced project expenditures, including an $18.5 million investment in exploration activities at our Los Azules copper project.

•	In Q3, we reported an adjusted net loss(4) of $4.2 million compared to an adjusted net income(4) of $6.4 million in Q3/22. Adjusted net loss(4) excludes the expenses of McEwen Copper and our interest in the San José mine, a metric that we believe best represents the results of our 100% owned precious metal operations. Compared to our cash gross profit(4) of $11.9 million, the adjusted net loss(4) includes $6.6 million in exploration and advanced project expenditures at our Fox Complex, Gold Bar mine and Fenix Project operations, $8.5 million in non-cash depreciation, and $3.7 million in general and administrative expenses.

•	Revenues of $38.4 million were reported from the sale of 20,620 GEOs from our 100% owned operations at an average realized price(4) of $1,920 per GEO. Including our 49% ownership of San José Mine, Q3 revenue would have increased by $31.6 million. This compares to Q3/22 revenues of $26.0 million from the sale of 15,400 GEOs from our 100% owned operations at a realized price of $1,742 per GEO. Including our 49% ownership of San José Mine, Q3/22 revenue would have increased by $32.0 million.

•	It is important to note that because of the recent McEwen Copper financing, MUX’s ownership in McEwen Copper is below 50%, and we expect to no longer consolidate the financials of McEwen Copper. From Q4/23 onward we expect to begin to account for McEwen Copper as an equity investment. The Company expects to conclude soon on the accounting impacts of our recent financing. The resulting impact on our financials on a go-forward basis, should McEwen Copper be deconsolidated, will be noticeable. Specifically, the carrying value of our investment in McEwen Copper ownership may increase significantly in line with the recent financings, and we expect that our cash and liquid assets and expenses will decline markedly.

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Webcast

A webcast will be held on Thursday, November 9th, 2023 at 11:00 AM EST, where management will discuss our financial results and project developments and follow with a question-and-answer session. Questions for the call can be emailed in advance to info@mcewenmining.com, or can be asked directly by participants over the phone during the webcast.

Q3 Results Conference Call - Thursday, November 9th, 2023, at 11:00 AM EST
Calling in:	Participant Toll-Free Dial-In Number: (888) 210-3454 Participant Toll Dial-In Number: (646) 960-0130 Conference ID: 3232920
Webcast Registration Link:	https://events.q4inc.com/attendee/253960288

An archived replay of the webcast will be available approximately 2 hours following the conclusion of the live event. Access the replay on the Company’s media page at https://www.mcewenmining.com/media.

Table 1 below provides production and cost results for Q3 & 9M 2023 with comparative results for Q3 & 9M 2022 and our Forecast and Guidance for 2023. Our Forecast for 2023 reflects production to September 30th and management's current estimates for Q4 2023.

	Q3		9M		2023 Forecast(3)	2023 Guidance
	2022	2023	2022	2023
Consolidated Production
Gold (oz)	26,200	31,500	74,650	86,000	124,300-127,800	123,000-139,000
Silver (oz)	853,000	580,200	1,894,100	1,531,200	2,300,000	2.3M-2.6M
GEOs(1)(4)	35,700	38,500	97,000	104,400	152,300-155,800	150,000-170,000
Gold Bar Mine, Nevada
GEOs(1)(4)	7,200	9,500	18,600	23,800	36,500-40,000	42,000-48,000
Cash Costs per GEO Sold(4)	1,712	1,529	1,859	1,743	1,600	1,400
AISC per GEO Sold(4)	2,049	2,160	2,251	2,203	1,900	1,680
Fox Complex, Canada
GEOs(1)(4)	9,000	11,200	27,900	34,200	45,500	42,000-48,000
Cash Costs per GEO Sold(4)	774	1,078	978	1,129	1,100	1,000
AISC per GEO Sold(4)	1.308	1,288	1,415	1,321	1,330	1,320
San José Mine, Argentina (49%)(2)
Gold Production	9,900	10,800	27,400	28,000	40,000	39,000-43,000
Silver Production	852,200	580,200	1,892,400	1,531,200	2,300,000	2.3M-2.6M
GEOs(1)(4)	19,300	17,800	49,700	46,400	68,000	66,000-74,000
Cash Costs per GEO Sold(4)	1,223	1,445	1,300	1,505	1,450	1,250
AISC per GEO Sold(4)	1,562	1,953	1,718	1,971	1,800	1,550

  Notes:

(1)	Gold Equivalent Ounces (GEOs) are calculated based on a gold-to-silver price ratio of 90:1 for Q3 2022, 83:1 for 9M 2023, 82:1 for Q3 2022, and 83:1 for 9M 2022. 2023 production guidance is calculated based on an 85:1 gold-to-silver price ratio.
(2)	The San José Mine is 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc. Production is shown on a 49% basis.
(3)	El Gallo Mine (on care and maintenance) is expected to recover 2,300 oz gold in 2023 from plant and pond cleanout.
(4)	See disclosure below about Non-GAAP Financial Performance Measures used in this release.
(5)	Production figures may not add due to rounding.

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Figure 1 below shows the Fox Mine Complex actual annual production 2018-2022 and the 2023 forecast.

Figure 2 below shows Gold Bar Mine’s daily ounces processed through the process plant from Jan 1, 2023 to Oct 31, 2023.

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For the SEC Form 10-Q Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Mining and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

Minera Santa Cruz S.A. (“MSC”), the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining's joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

NON-GAAP FINANCIAL PERFORMANCE MEASURES

We have included in this report certain non-GAAP financial performance measures as detailed below. In the gold mining industry, these are common performance measures but do not have any standardized meaning and are considered non-GAAP measures. We use these measures in evaluating our business and believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors use such non-GAAP measures to evaluate our performance and ability to generate cash flow. Accordingly, they are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are limitations associated with the use of such non-GAAP measures. We compensate for these limitations by relying primarily on our U.S. GAAP results and using the non-GAAP measures supplementally. We do not provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict items contained in the GAAP financial measures without unreasonable efforts.

The non-GAAP measures are presented for our wholly-owned mines and the San José mine. The GAAP information used for the reconciliation to the non-GAAP measures for the San José mine may be found in Note 9, Investment in Minera Santa Cruz S.A. (“MSC”) – San José Mine. The amounts in the tables labeled “49% basis” were derived by applying to each financial statement line item the ownership percentage interest used to arrive at our share of net income or loss during the period when applying the equity method of accounting. We do not control the interest in or operations of MSC and the presentations of assets and liabilities and revenues and expenses of MSC do not represent our legal claim to such items. The amount of cash we receive is based upon specific provisions of the Option and Joint Venture Agreement and varies depending on factors including the profitability of the operations.

The presentation of these measures, including those for MSC, has limitations as an analytical tool. Some of these limitations include:

•	The amounts shown on MSC’s individual line items do not represent our legal claim to its assets and liabilities, or the revenues and expenses; and

•	Other companies in our industry may calculate their cash gross profit, cash costs, cash cost per ounce, all-in sustaining costs, all-in sustaining cost per ounce, average realized price per ounce, and liquid assets differently than we do, limiting the usefulness as a comparative measure.

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Adjusted Net Income or Loss and Adjusted Net Income or Loss Per Share

Adjusted net income or loss is a non-GAAP financial measure and does not have any standardized meaning. We use adjusted net income to evaluate our operating performance and ability to generate cash flow from our wholly-owned operations in production; we disclose this metric as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our precious metal operations and capital activities separately from our copper operations. The most directly comparable measure prepared in accordance with GAAP is net income or loss. Adjusted net income is calculated by adding back McEwen Copper and MSC’s income or loss impacts to our consolidated net income or loss.

The following tables present a reconciliation of adjusted net income to the most directly comparable GAAP measure, net income:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Adjusted net income or loss
Net loss after income and mining taxes	$(29,661)	$(10,542)	$(109,332)	$(44,012)
Adjusted for:
Advanced Projects – McEwen Copper (Note 2)	18,478	7,623	78,883	31,460
Exploration – McEwen Copper (Note 2)	—	141	386	629
General and administrative – McEwen Copper	1,456	3,185	3,026	6,708
Interest and other finance (income) loss – McEwen Copper	(24,554)	590	(57,937)	476
Foreign currency loss (gain) – McEwen Copper	25,120	6,118	35,639	(1,577)
Income tax (recovery) expense – McEwen Copper	989	24	(132)	24
Loss (income) from investment in Minera Santa Cruz S.A. (Note 9)	2,672	(758)	7,047	(2,149)
Adjusted net (loss) income	$(5,500)	$6,380	$(42,419)	$(8,441)
Weighted average shares outstanding (thousands)	47,429	50,778	47,428	48,218
Adjusted net loss per share	$(0.12)	$0.13	$(0.89)	$(0.18)

Cash Gross Profit or Loss

Cash gross profit or loss is a non-GAAP financial measure and does not have any standardized meaning. We use cash gross profit to evaluate our operating performance and ability to generate cash flow; we disclose cash gross profit as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our ongoing business and capital activities. The most directly comparable measure prepared in accordance with GAAP is gross profit or loss. Cash gross profit is calculated by adding back the depreciation and depletion expense to gross profit or loss.

The following tables present a reconciliation of cash gross profit or loss to the most directly comparable GAAP measure, gross profit or loss:

	Three months ended September 30, 2023				Nine months ended September 30, 2023
	Gold Bar	Fox Complex	El Gallo	Total(100% owned)	Gold Bar	Fox Complex	El Gallo	Total(100% owned)
	(in thousands)				(in thousands)
Revenue from gold and silver sales	$17,967	$20,259	$178	$38,404	$45,526	$61,847	$178	$107,551
Less: Production costs applicable to sales	(14,406)	(12,069)	—	(26,475)	(41,453)	(38,597)	—	(80,050)
Less: Depreciation and depletion	(2,647)	(5,534)	—	(8,181)	(7,170)	(16,200)	—	(23,370)
Gross profit	$914	$2,656	$178	$3,748	$(3,097)	$7,050	$178	$4,131
Add: Depreciation and depletion	2,647	5,534	—	8,181	7,170	16,200	—	23,370
Cash gross profit	$3,561	$8,190	$178	$11,929	$4,073	$23,250	$178	$27,501

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	Three months ended September 30, 2022				Nine months ended September 30, 2022
	Gold Bar	Fox Complex	El Gallo	Total(100% owned)	Gold Bar	Fox Complex	El Gallo	Total (100% owned)
	(in thousands)				(in thousands)
Revenue from gold and silver sales	$12,596	$13,058	$334	$25,988	$34,334	$46,200	$1,643	$82,177
Less: Production costs applicable to sales	(12,357)	(6,196)	(1,619)	(20,172)	(34,834)	(26,103)	(10,002)	(70,939)
Less: Depreciation and depletion	(1,514)	(2,799)	—	(4,313)	(3,275)	(8,219)	—	(11,494)
Gross profit (loss)	$(1,275)	$4,063	$(1,285)	$1,503	$(3,775)	$11,878	$(8,359)	$(256)
Add: Depreciation and depletion	1,514	2,799	—	4,313	3,275	8,219	—	11,494
Cash gross profit (loss)	$239	$6,862	$(1,285)	$5,816	$(500)	$20,097	$(8,359)	$11,238

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in thousands)
San José mine cash gross profit (100% basis)
Revenue from gold and silver sales	$64,495	$65,278	$177,947	$176,808
Less: Production costs applicable to sales	(43,380)	(48,930)	(131,434)	(130,231)
Less: Depreciation and depletion	(15,190)	(9,376)	(37,783)	(21,629)
Gross profit (loss)	$5,925	$6,972	$8,730	$24,948
Add: Depreciation and depletion	15,190	9,376	37,783	21,629
Cash gross profit	$21,115	$16,348	$46,513	$46,577
Cash gross profit (49% basis)	$10,346	$8,011	$22,791	$22,823

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in thousands)
Total cash gross profit
Cash gross profit from 100% owned operations	$11,936	$5,816	$27,508	$11,238
Cash gross profit from San José mine (49% basis)	10,346	8,011	22,791	22,823
Total cash gross profit	$22,282	$13,827	$50,299	$34,061

Cash Costs and All-In Sustaining Costs (AISC)

The terms cash costs, cash cost per ounce, all-in sustaining costs (“AISC”), and all-in sustaining cost per ounce used in this report are non-GAAP financial measures. We report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe these measures used by the mining industry provide investors and analysts with useful information about our underlying costs of operations.

Cash costs consist of mining, processing, on-site general and administrative expenses, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, but exclude depreciation and amortization (non-cash items). The sum of these costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, environmental rehabilitation costs for mines with no reserves, sustaining exploration and development costs, sustaining capital expenditures and sustaining lease payments. Our all-in sustaining costs exclude the allocation of corporate general and administrative costs. The following is additional information regarding our all-in sustaining costs:

•	Sustaining operating costs represent expenditures incurred at current operations that are considered necessary to maintain current annual production at the mine site and include mine development costs and ongoing replacement of mine equipment and other capital facilities. Sustaining capital costs do not include the costs of expanding the project that would result in improved productivity of the existing asset, increased existing capacity or extended useful life.

•	Sustaining exploration and development costs include expenditures incurred to sustain current operations and to replace reserves and/or resources extracted as part of the ongoing production. Exploration activity performed near-mine (brownfield) or new exploration projects (greenfield) are classified as non-sustaining.

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The sum of all-in sustaining costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

Costs excluded from cash costs and all-in sustaining costs, in addition to depreciation and depletion, are income and mining tax expense, all corporate financing charges, costs related to business combinations, asset acquisitions and asset disposals, impairment charges and any items that are deducted for the purpose of normalizing items.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure, production costs applicable to sales:

	Three months ended September 30, 2023			Nine months ended September 30, 2023
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total
	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales - Cash costs (100% owned)	$14,406	$12,069	$26,475	$41,453	$38,597	$80,050
In-mine exploration	1,457	—	1,457	3,054	—	3,054
Capitalized underground mine development (sustaining)	—	2,227	2,227	—	6,058	6,058
Capital expenditures on plant and equipment (sustaining)	4,478	—	4,478	7,655	—	7,655
Sustaining leases	8	124	132	237	523	760
All-in sustaining costs	$20,349	$14,420	$34,770	$52,399	$45,178	$97,577
Ounces sold, including stream (GEO)(1)	9.4	11.2	20.6	23.8	34.2	58.0
Cash cost per ounce sold ($/GEO)	$1,529	$1,078	$1,284	$1,743	$1,129	$1,381
AISC per ounce sold ($/GEO)	$2,160	$1,288	$1,686	$2,203	$1,321	$1,683

	Three months ended September 30, 2022			Nine months ended September 30, 2022
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total
	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales - Cash costs (100% owned)	$12,357	$6,196	$18,553	$34,834	$26,103	$60,937
Mine site reclamation, accretion and amortization	202	—	202	1,435	—	1,435
In-mine exploration	767	—	767	2,830	—	2,830
Capitalized underground mine development (sustaining)	—	4,080	4,080	—	11,130	11,130
Capital expenditures on plant and equipment (sustaining)	1,012	—	1,012	1,508	—	1,508
Sustaining leases	448	198	646	1,563	509	2,072
All-in sustaining costs	$14,786	$10,474	$25,260	$42,170	$37,742	$79,912
Ounces sold, including stream (GEO)(1)	7.2	8.0	15.2	18.7	26.7	45.4
Cash cost per ounce sold ($/GEO)	$1,712	$774	$1,219	$1,859	$978	$1,342
AISC per ounce sold ($/GEO)	$2,049	$1,308	$1,659	$2,251	$1,460	$1,760

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	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in thousands, except per ounce)
San José mine cash costs (100% basis)
Production costs applicable to sales - Cash costs	$43,380	$48,930	$131,434	$130,231
Mine site reclamation, accretion and amortization	0	25	386	213
Site exploration expenses	2,538	1,961	7,336	6,788
Capitalized underground mine development (sustaining)	11,890	10,051	27,939	27,758
Less: Depreciation	(909)	(476)	(2,162)	(1,491)
Capital expenditures (sustaining)	1,718	1,998	7,119	8,630
All-in sustaining costs	$58,617	$62,489	$172,052	$172,130
Ounces sold (GEO)	30.0	40.0	87.3	100.2
Cash cost per ounce sold ($/GEO)	$1,445	$1,223	$1,505	$1,300
AISC per ounce sold ($/GEO)	$1,953	$1,562	$1,971	$1,718

Average Realized Price

The term average realized price per ounce used in this report is also a non-GAAP financial measure. We prepare this measure to evaluate our performance against the market (London P.M. Fix). The average realized price for our 100% owned properties is calculated as gross sales of gold and silver, less streaming revenue, divided by the number of net ounces sold in the period, less ounces sold under the streaming agreement.

The following table reconciles the average realized prices to the most directly comparable U.S. GAAP measure, revenue from gold and silver sales.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in thousands, except per ounce)
Average realized price - 100% owned
Revenue from gold and silver sales	$38,404	$25,988	$107,551	$82,177
Less: revenue from gold sales, stream	527	426	1,567	1,237
Revenue from gold and silver sales, excluding stream	$37,877	$25,562	$105,984	$80,940
GEOs sold	20.6	15.4	58.0	46.3
Less: gold ounces sold, stream	0.9	0.7	2.7	2.2
GEOs sold, excluding stream	19.7	14.7	55.3	44.1
Average realized price per GEO sold, excluding stream	$1,920	$1,742	$1,916	$1,833

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to the calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

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The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a gold and silver producer with operations in Nevada, Canada, Mexico and Argentina. In addition, it owns approximately 47.7% of McEwen Copper which owns the large, advanced stage Los Azules copper project in Argentina. The Company’s goal is to improve the productivity and life of its assets with the objective of increasing its share price and providing a yield. Rob McEwen, Chairman and Chief Owner has personally provided the Company with $220 million and takes an annual salary of $1.

WEB SITE	SOCIAL MEDIA
www.mcewenmining.com		McEwen Mining
	Facebook:	facebook.com/mcewenmining
CONTACT INFORMATION	LinkedIn:	linkedin.com/company/mcewen-mining-inc-
	Twitter:	twitter.com/mcewenmining
150 King Street West	Instagram:	instagram.com/mcewenmining
Suite 2800, PO Box 24
Toronto, ON, Canada		McEwen Copper
M5H 1J9	Facebook:	facebook.com/ mcewencopper
	LinkedIn:	linkedin.com/company/mcewencopper
Relationship with Investors:	Twitter:	twitter.com/mcewencopper
(866)-441-0690 Toll free	Instagram:	instagram.com/mcewencopper
(647)-258-0395
Rob McEwen
Mihaela Iancu ext. 320	Facebook:	facebook.com/mcewenrob
info@mcewenmining.com	LinkedIn:	linkedin.com/in/robert-mcewen-646ab24
	Twitter:	twitter.com/robmcewenmux

McEwen Mining Inc.	Page 10